Exhibit 99.1

Simulations Plus Reports Fourth Quarter and Full Fiscal Year 2022
Financial Results

Fiscal 2022 revenue increased 16% year-over-year to $53.9 million
Diluted earnings per share increased 28% year-over-year to $0.60
Provides Fiscal 2023 guidance for total revenue of $59.3 million to $62.0 million (+10% to 15%)

LANCASTER, CA, October 26, 2022 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of modeling and simulation software and services for pharmaceutical safety and efficacy, today reported financial results for its fourth quarter and full-year fiscal 2022, ended August 31, 2022.

“Simulations Plus delivered a strong fourth quarter, resulting in full-year revenue growth above our guidance, which, when combined with a heavy software mix and operating leverage, led to gross margin expansion and higher income and adjusted EBITDA growth rates,” said Shawn O’Connor, chief executive officer of Simulations Plus. “Improved cross-selling and increasing industry adoption of modeling and simulation solutions contributed to sustainable growth in our software business while we built a robust backlog for services, especially for PBPK and PKPD services. In addition, we increased our global footprint by expanding our presence in Europe, Asia, and Latin America, and further penetrated smaller biotech firms with our offerings.”

Fourth Quarter Fiscal 2022 Financial Highlights (compared with the corresponding period last fiscal year):
•Total revenue increased 19% to $11.7 million;
•Software revenue increased 10% to $5.9 million, representing 50% of total revenue;
•Services revenue increased 30% to $5.8 million, representing 50% of total revenue;
•Gross profit increased 28% to $9.1 million; gross margin was 77%;
•Net income of $1.0 million, or $0.05 per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share;
•Adjusted EBITDA of $2.3 million, representing 20% of total revenue.

Full Year Financial Highlights (compared with the corresponding period last fiscal year):
•Total revenue increased 16% to $53.9 million;
•Software revenue increased 18% to $32.6 million, representing 61% of total revenue;
•Services revenue increased 13% to $21.3 million, representing 39% of total revenue;
•Gross profit increased 20% to $43.1 million; gross margin was 80%;
•Net income of $12.5 million, or $0.60 per diluted share, compared to $9.8 million or $0.47 per diluted share;
•Adjusted EBITDA of $21.0 million, representing 39% of total revenue.

Fiscal 2023 Guidance and Commentary

	Fiscal 2022 Results	Fiscal 2023 Guidance	Increase
Revenue	$53.9M	$59.3M - 62.0M	10-15%
Software mix	61%	60-65%	-
Services mix	39%	35-40%	-
Diluted earnings per share	$0.60	$0.63-$0.67	5-10%

“Our expected revenue growth rate for fiscal 2023 is in line with our long-term organic growth rate target of 10-15%,” added Mr. O’Connor. “However, we expect seasonal revenue patterns to shift with changes in our renewal patterns due to successful and ongoing cross-selling initiatives, as well as the impact of somewhat slower renewal patterns on the part of our clients, which we have seen in the back half of fiscal 2022 and expect to continue into fiscal 2023. While this sets us up for lower-than-normal first fiscal-quarter revenue growth, roughly flat year-over-year, we do not anticipate a meaningful net impact on the full-year revenue results, and we expect full-year renewal rates to be in-line with historical patterns.”

“From a cost perspective, we are seeing a competitive market for modeling and simulation professionals, and accordingly, we expect to invest in employee growth, recruiting and retention,” concluded Mr. O’Connor. “The net impact of these investments is expected to be increased operating expense levels in fiscal 2023 as we digest these incremental costs. However, over the medium to long-term, we expect to see a return to higher levels of operating leverage and margins as we deliver on our long-term organic revenue growth targets of 10-15%.”

Environmental, Social, and Governance
We focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our website to read our ESG Report.

Webcast and Conference Call Details
Shawn O’Connor, chief executive officer, and Will Frederick, chief financial officer, will host a conference call and webcast today at 5 p.m. Eastern Time to discuss details of the company’s performance for the fiscal year and certain forward-looking information. The call may be accessed by registering here or by calling 1-201-389-0879. The webcast will be available on our website under Conference Calls & Presentations. A replay of the webcast will be available on the website approximately one hour following the call.

Non-GAAP Definition
Adjusted EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization, stock-based compensation, and any acquisition or financial transaction-related expenses. Adjusted EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that Adjusted EBITDA is useful in evaluating our core operating results. However, Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income or operating income as an indicator of our operating performance, or to net cash provided by operating activities as a measure of our liquidity. The company’s Adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items.

About Simulations Plus
Serving clients worldwide for more than 25 years, Simulations Plus is a leading provider in the biosimulation market providing software and consulting services supporting drug discovery, development, research, and regulatory submissions. We offer solutions that bridge machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on LinkedIn | Twitter | YouTube.

Forward-Looking Statements
Except for historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Words like “believe,” “expect,” and “anticipate” mean that these are our best estimates as of this writing, but there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

Investor Relations Contacts:
Renee Bouche
Simulations Plus Investor Relations
661-723-7723
renee.bouche@simulations-plus.com

Brian Siegel
Hayden IR
346-396-8696
brian@haydenir.com

--Tables follow—

SIMULATIONS PLUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended August 31,
(in thousands, except per common share amounts)	2022	2021	2020
Revenues
Software	$32,642	$27,670	$21,587
Services	21,264	18,796	20,002
Total revenues	53,906	46,466	41,589
Cost of revenues
Software	3,060	3,235	2,883
Services	7,762	7,365	7,766
Total cost of revenues	10,822	10,600	10,649
Gross profit	43,084	35,866	30,940
Operating expenses
Research and development	3,208	4,047	2,975
Selling, general, and administrative	24,965	20,566	16,360
Total operating expenses	28,173	24,613	19,335

Income from operations	14,911	11,253	11,605

Other income (expense), net	204	(168)	(218)

Income before income taxes	15,115	11,085	11,387
Provision for income taxes	(2,632)	(1,303)	(2,055)
Net Income	$12,483	$9,782	$9,332

Earnings per share
Basic	$0.62	$0.49	$0.52
Diluted	$0.60	$0.47	$0.50

Weighted-average common shares outstanding
Basic	20,196	20,045	17,819
Diluted	20,749	20,743	18,538

Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(265)	(101)	58
Comprehensive income	$12,218	$9,681	$9,390

SIMULATIONS PLUS, INC.
CONSOLIDATED BALANCE SHEETS

	August 31,
(in thousands, except share and per share amounts)	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$51,567	$36,984
Accounts receivable, net of allowance for doubtful accounts of $12 and $78	13,787	9,851
Prepaid income taxes	1,391	1,012
Prepaid expenses and other current assets	3,377	4,846
Short-term investments	76,668	86,620
Total current assets	146,790	139,313
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $15,672 and $14,438	9,563	7,646
Property and equipment, net	632	1,838
Operating lease right-of-use assets	1,420	1,276
Intellectual property, net of accumulated amortization of $7,928 and $6,516	9,057	10,469
Other intangible assets, net of accumulated amortization of $2,662 and $2,186	7,560	6,464
Goodwill	12,921	12,921
Other assets	439	51
Total assets	$188,382	$179,978
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$225	$387
Accrued compensation	3,254	3,185
Accrued expenses	931	2,419
Contracts payable	—	4,550
Operating lease liability - current portion	461	382
Deferred revenue	2,864	651
Total current liabilities	7,735	11,574
Long-term liabilities
Deferred income taxes, net	1,456	1,726
Operating lease liability	943	896
Total liabilities	10,134	14,196
Commitments and contingencies	—	—
Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized, no shares issued and outstanding	$—	$—
Common stock, $0.001 par value and additional paid-in capital —50,000,000 shares authorized; 20,260,070 and 20,141,521 shares issued and outstanding	138,512	133,418
Retained earnings	40,044	32,407
Accumulated other comprehensive loss	(308)	(43)
Total shareholders' equity	178,248	165,782
Total liabilities and shareholders' equity	$188,382	$179,978

SIMULATIONS PLUS, INC.
Trended Financial Information*
(Unaudited)

(in millions except earnings per share amounts)	2021				2022				2021	2022
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	FY	FY
Revenue
Software	$6.2	$7.8	$8.3	$5.4	$7.4	$9.8	$9.6	$5.9	$27.7	$32.7
Services	4.5	5.3	4.4	4.4	5.0	5.0	5.3	5.8	18.8	21.2
Total	$10.7	$13.1	$12.8	$9.8	$12.4	$14.8	$15.0	$11.7	$46.5	$53.9

Gross Margin
Software	86.9%	89.0%	90.0%	85.0%	90.0%	92.0%	92.4%	86.1%	88.0%	90.6%
Services	63.9%	61.0%	63.0%	55.0%	60.0%	59.3%	65.6%	68.2%	61.0%	63.5%
Total	77.3%	77.9%	80.7%	71.7%	77.8%	80.9%	82.9%	77.2%	77.2%	79.9%

Income from operations	$3.1	$3.5	$4.5	$0.2	$3.8	$5.5	$4.9	$0.7	$11.3	$14.9
Operating Margin	28.5%	26.6%	35.6%	1.8%	30.6%	37.0%	33.1%	5.9%	24.2%	27.7%
Net Income	$2.5	$3.2	$3.8	$0.3	$3.0	$4.4	$4.1	$1.0	$9.8	$12.5
Diluted Earnings Per Share	$0.12	$0.15	$0.18	$0.01	$0.15	$0.21	$0.20	$0.05	$0.47	$0.60
Adjusted EBITDA	$4.3	$5.0	$5.9	$1.7	$5.3	$7.2	$6.3	$2.3	$16.9	$21.0
Cash Flow from Operations	$5.3	$1.3	$4.3	$8.3	$3.6	$2.6	$3.8	$7.9	$19.2	$17.9

Revenue Breakdown by Region
Americas	$7.1	$8.7	$9.7	$7.1	$8.5	$9.7	$11.2	$8.4	$32.5	$37.7
EMEA	2.5	3.1	1.5	0.9	3.0	3.7	1.9	1.7	7.9	10.4
Asia Pacific	1.1	1.4	1.7	1.8	0.9	1.4	1.9	1.6	6.0	5.8
Total	$10.7	$13.1	$12.8	$9.8	$12.4	$14.8	$15.0	$11.7	$46.6	$53.9

Software Performance Metrics
Average Revenue per Customer (in 000s)
Commercial	$74.0	$84.0	$98.0	$65.0	$71.0	$101.0	$95.0	$65.0

Services Performance Metrics
Backlog	$12.0	$11.2	$12.4	$13.0	$15.4	$17.0	$16.7	$15.9

*Numbers may not add due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted EBITDA to Net Income*
(Unaudited)

	2021				2022				2021	2022
(in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	FY	FY
Net Income	$2.5	$3.2	$3.8	$0.3	$3.0	$4.4	$4.1	$1.0	$9.8	$12.5
Excluding:
Interest income and expense, net	(0.1)	—	—	—	(0.1)	(0.1)	(0.1)	(0.4)	(0.2)	(0.7)
Provision for income taxes	0.5	0.2	0.7	(0.1)	0.8	1.1	0.7	(0.1)	1.3	2.6
Depreciation and amortization	0.9	0.9	0.9	1.0	0.8	1.0	0.9	0.9	3.6	3.6
Stock-based compensation	0.5	0.7	0.6	0.6	0.6	0.7	0.7	0.7	2.4	2.7
Mergers & Acquisitions expense	—	—	—	—	—	—	—	0.3	—	0.3
Adjusted EBITDA	$4.3	$5.0	$5.9	$1.7	$5.3	$7.2	$6.3	$2.3	$16.9	$21.0
*Numbers may not add due to rounding